Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Completes Private Placements of Subordinated Notes

Moline, IL, August 18, 2022, QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced that it has completed private placements of $100 million in aggregate principal amount subordinated notes. The private placements were issued in two separate tranches consisting of $45 million in aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due in September 2032 (the “2032 Notes”) and $55 million in aggregate principal amount of Fixed-to-Floating Subordinated Notes due in September 2037 (the “2037 Notes”). The Company intends to use the net proceeds from the private placements for general corporate purposes, which may include, but are not limited to, repurchasing shares of common stock.

“Great companies plan for a certain economic environment but prepare for uncertainty. We believe the capital that we’re adding is a prudent move that prepares us for uncertainty in the future,” said Larry J. Helling, Chief Executive Officer.

The 2032 Notes will bear interest at a fixed rate of 5.50% per year from, and including, August 18, 2022 to, but excluding, September 1, 2027, and from, and including, September 1, 2027 to, but excluding, September 1, 2032 (or earlier redemption date) the interest rate will reset quarterly to a floating rate, which is expected to be the then current three-month term SOFR plus 279 basis points. The 2032 Notes are redeemable by the Company, in whole or in part, on or after September 1, 2027, and at any time upon the occurrence of certain events.

The 2037 Notes will bear interest at a fixed rate of 5.95% per year from, and including, August 18, 2022 to, but excluding, September 1, 2032, and from, and including September 1, 2037 to, but excluding, September 1, 2037 (or earlier redemption date) the interest rate will reset quarterly to a floating rate, which is expected to be the then current three-month term SOFR plus 300 basis points. The 2037 Notes are redeemable by the Company, in whole or in part, on or after September 1, 2032, and at any time upon the occurrence of certain events.

Piper Sandler & Co. served as the sole placement agent for the offering of the 2032 Notes. Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel to the Company.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank on April 1, 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly-owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. Including the Guaranty Bank acquisition, the Company now has 40 locations in Iowa, Missouri, Wisconsin and Illinois. As of June 30, 2022, the Company had approximately $7.4 billion in assets, $5.8 billion in loans and $5.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” ”annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies(including effects of inflationary pressures and supply chain constraints); (ii) the economic impact of any future terrorist threats and attacks, widespread disease or pandemics (including the COVID-19 pandemic in the United States), acts of war or other threats thereof, or other adverse external events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events; (iii) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies, the FASB or the PCAOB; (iv) changes in local, state and federal laws, regulations and governmental policies concerning the Company's general business; (v) changes in interest rates and prepayment rates of the Company's assets (including the impact of LIBOR phase-out); (vi) increased competition in the financial services sector and the inability to attract new customers; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of acquisitions and the possibility that transaction costs may be greater than anticipated; (ix) the loss of key executives or employees; (x) changes in consumer spending; (xi) unexpected outcomes of existing or new litigation involving the Company; (xii) the economic impact of exceptional weather occurrences such as tornadoes, floods and blizzards; and (xiii) the ability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

Contact:

Todd A. Gipple

President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com